Exhibit 10.1

Release Agreement

This Release Agreement (“Release”) is made by and between JOHN S. BRUNETTE (“Executive”), IRIDIUM COMMUNICATIONS INC., IRIDIUM SATELLITE LLC and any of their subsidiaries (collectively the “Company”). Executive and the Company hereby agree as follows:

1. Severance Benefits. The Company is offering severance to the Executive pursuant to Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). The Company and the Executive agree that the Executive has suffered a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternate definitions thereunder, a “Separation from Service”) as of November 17, 2010, although the Executive’s termination of employment shall be effective as of December 31, 2010 (the “Termination Date”). In consideration for Executive’s execution, return and non-revocation of this Release and the Letter of Resignation described in Section 3 below, in each case, on December 31, 2010, then the Company will provide Severance Benefits to Executive as follows:

(a)	pay to Executive an amount equal to Executive’s then current Base Salary for a period of eleven months, paid, less applicable withholdings and deductions, on the Company’s regular payroll dates in twenty-two semi-monthly installments, beginning on the sixtieth (60) day following the date of the Executive’s Separation from Service, the “Severance Period”);

(b)	pay to the Executive a lump sum cash payment equal to $387,000.00, subject to applicable tax withholdings, payable on December 31, 2010, provided this Release has become effective as of that date; and

(c)	if Executive is participating in the Company’s employee group health insurance plans on the Termination Date, and timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state or local insurance laws, the Company shall pay to the Executive, on the last day of each month (commencing January 31, 2011), a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and his eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for a number of months equal to the lesser of (i) the duration of the period in which Executive and his eligible dependents are enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan) and (ii) eleven (11) months. Executive may, but is not obligated to, use such Special Cash Payment toward the cost of COBRA premiums.

2. Release by Executive. In exchange for the Severance Benefits and other consideration under this Release, to which Executive would not otherwise be entitled, and except as otherwise set forth in this Release, Executive hereby generally and completely releases, acquits and forever discharges the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or

contract law. The claims and causes of action executive is releasing and waiving in this Release include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•

has discriminated against Executive on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Maryland Fair Employment Practices Act; the Virginia Human Rights Act; the Virginians with Disabilities Act; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act;

•

has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; promissory estoppel; and/or loss of consortium to Executive or any member of his family).

Notwithstanding the foregoing, Executive is not releasing any right of indemnification that he may have for any liabilities arising from his actions within the course and scope of his employment with the Company or within the course and scope of his role as an officer of the Company, including any such rights pursuant to the Company’s articles of incorporation, by-laws, or the Indemnification Agreement between Executive and Iridium Communications Inc. dated September 29, 2009. Also excluded from this Release are any claims which cannot be waived by law and any claims for vested benefits under the terms of the Company’s employee benefit plans and programs. Executive is waiving, however, his right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on his behalf. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended. Executive also acknowledges that (i) the consideration given to him in exchange for the waiver and release in this Release is in addition to anything of value to which he was already entitled, and (ii) that he has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which he is eligible, and has not suffered any on-the-job injury for which he has not already filed a claim. Executive further acknowledges that he has been advised by this writing that: (a) his waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) he has been advised hereby that he has the right to consult with an attorney prior to executing this Release; (c) he has twenty-one (21) days to consider this Release (although he may choose to voluntarily execute this Release earlier); (d) he has seven (7) days following his execution of this Release to revoke the Release; and (e) this Release shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Release is executed by Executive (the “Release Date”).

3. Resignation as Chief Legal and Administrative Officer and Corporate Secretary. The Executive agrees to resign as Chief Legal and Administrative Officer and Corporate Secretary of Iridium Communications Inc. and from all positions held with its subsidiaries and affiliated entities by signing and returning the resignation letter attached to this Release as Exhibit A and returning it to the Company on or before the date he returns the executed Release, and executing any other applicable resignation documents reasonably requested by the Company.

4. Return of Company Property. Executive reaffirms his obligation pursuant to Section 2 of the Non-Disclosure Agreement between Executive and Iridium Satellite LLC, dated 12/10/07 (the “NDA”) to return to the Company all Company documents (and all copies thereof) and other Company property that he has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Executive is required to provide the Company with the Company laptop computer and BlackBerry in his possession on the Separation Date. If he does so, and the Company finds that Company files stored on the computer and BlackBerry are intact, the Company will return the computer and BlackBerry to the Executive within (10) days and allow him to keep them.

5. Non-Disclosure, Non-Competition and Non-Solicitation Obligations. Both during and after employment with the Company Executive acknowledges his continuing obligations under the NDA not to use or disclose any confidential or proprietary information of the Company. In consideration for the benefits offered to him pursuant to this Release and as a condition thereof, Executive agrees that during the Severance Period:

(a)	he shall not, without the prior written consent of the Company, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant to any entity or individual, provide Conflicting Services (as defined below). For purposes of this Agreement, “Conflicting Services:” means any product or service that competes with a product or service of the Company with which the Executive worked, or about which he acquired any Confidential Information (as defined in the NDA) during his employment with the Company and with any predecessor entities. Notwithstanding the foregoing, Conflicting Services shall not include the practice of law, whether in a law firm, in public service or as in house counsel, nor shall it include the passive ownership of securities in any entity and exercise of rights appurtenant thereto, so long as such securities represent no more than two percent (2%) of the voting power of all securities of such enterprise.

(b)	he shall not (i) on behalf of himself or any entity by which he is employed, induce or attempt to induce any employee or consultant of the Company or any subsidiary of the Company to leave the employ or services of the Company or (ii) on behalf of himself or any entity by which he is employed, hire any person who was an employee of the Company at any time during the six month period immediately prior to the date on which such hiring would take place.

6. Non-Disparagement. Both Executive and the Company, acting through it s CEO and CFO, agree not to disparage the other party, and the other party’s officers, attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that either party will respond accurately and fully to any question, inquiry or request for information when required by legal process.

7. Cooperation from Separation from Service through the Severance Period. From the date of Separation from Service and continuing during the Severance Period Executive agrees to cooperate fully with the Company by making himself reasonably available during regular business hours in all matters relating to the transition of his work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company.

8. No Admission. This Release does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

9. Breach. Receipt of the Severance described in paragraph 1 of this Release is expressly conditioned upon full compliance with this Release. Executive agrees that upon any breach of this Release he will forfeit all amounts paid or owing to him under this Release. Further, he acknowledges that it may be impossible to assess the damages caused by his violation of the terms of paragraphs 4, 5 and 6 of this Release and further agree that any threatened or actual violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the Company. Executive therefore agree that any such breach of this Release is a material breach of this Release, and, in addition to any and all other damages and remedies available to the Company upon such breach of this Release, the Company shall be entitled to an injunction to prevent Executive from violating or breaching this Release. Executive agrees that if the Company is successful in whole or part in any legal or equitable action against him under this Release, he agrees to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Release.

10. Miscellaneous. This Release constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Release will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable. This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Virginia as applied to contracts made and to be performed entirely within Virginia.

IRIDIUM COMMUNICATIONS INC.

By:	/s/ Matthew J. Desch	12/22/2010
	MATTHEW J. DESCH, CEO	Date

By:	/s/ John S. Brunette	12/22/2010
	JOHN S. BRUNETTE	Date

EXHIBIT A

RESIGNATION LETTER

[DATE]

To the Board of Directors of Iridium Communications Inc.:

I hereby resign as Chief Legal and Administrative Officer and Corporate Secretary of Iridium Communications Inc. effective immediately.

Sincerely,

John S. Brunette

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